Exhibit 10.7
THE WALT DISNEY COMPANY
Schedule of Provisions for
Performance-Based Restricted Stock Unit Award
Pursuant to the Amended and Restated 2011 Stock Incentive Plan

AWARD AGREEMENT, dated as of [Date] between The Walt Disney Company, a Delaware corporation (“Disney”), and [Participant Name] (the “Participant”). This Award is granted on [Grant Date] (the “Date of Grant”) by the Compensation Committee of the Disney Board of Directors (the “Committee”) pursuant to the terms of the Amended and Restated 2011 Stock Incentive Plan, as amended (the “Plan”).
Section 1. Restricted Stock Unit Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award for a target number of Stock Units of [####] (such target number of Stock Units, together with such number of additional whole or fractional Stock Unit(s), if any, as may from time to time be credited with respect thereto (as dividend equivalents) pursuant to Section 4 hereof, being referred to herein as the “Target Award Amount”). The number of Stock Units that may become vested hereunder is dependent upon the satisfaction of the conditions set forth herein and may range from no Stock Units to 200% of the Target Award Amount. The Stock Units are notional units of measurement denominated in Shares of Disney (i.e., one Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Stock Units represent an unfunded, unsecured obligation of Disney. All capitalized terms not defined herein shall have the meaning set forth in the Plan.
Section 2. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below or vesting pursuant to Section 6 below) shall be subject to the satisfaction of the condition(s) set forth in each subsection of Exhibit A hereto, as applicable, and, in each case, subsection A of this Section 2.
A.Service Vesting Requirement. In addition to whichever of the performance vesting requirements of the subsection(s) of Exhibit A hereto is applicable to a stated portion of the Stock Units subject to this Award, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until the Scheduled Vesting Date.
If the service vesting requirements of this Section 2.A are not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.
All Stock Units for which all of the requirements of Exhibit A and this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof. Subject to the terms, conditions and performance-based vesting requirements set forth herein, the Stock Units subject to this Award will vest on the third anniversary date of the Date of Grant (the “Scheduled Vesting Date”).
Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 or Section 6 hereof, upon the Participant’s death or termination of employment for Disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control (in accordance with Section 11 of the Plan as in effect as of the date of the Triggering Event), in any case, prior to the Scheduled Vesting Date, the provisions of this Section 3 shall apply to determine the extent to which the Participant’s Restricted Stock Units that have not previously been forfeited shall become vested. If such death, termination of employment for Disability or Triggering Event occurs
A.prior to the Determination Date, this Award shall become fully vested (provided that, for this purpose, the performance condition(s) applicable to the Award as set forth in the subsection(s) to

Exhibit A hereto shall in each case be deemed to have been satisfied at the target level of performance), or
B.after the Determination Date but before the Scheduled Vesting Date, then the number of Restricted Stock Units which shall become vested shall be determined on the same basis as if the Participant had been continuously employed by Disney (or an Affiliate) until the Scheduled Vesting Date.
Any Restricted Stock Units that become vested pursuant to this Section 3 shall be payable in accordance with Section 5 hereof.
Section 4. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant as additional Restricted Stock Units as if the Restricted Stock Units previously held by the Participant were outstanding Shares, as follows: such credit shall be made in whole Restricted Stock Units only (rounded downward to the nearest whole unit) and shall be based on the fair market value (as defined in the Plan) of the Shares on the date of payment of such dividend. All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.
Section 5. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days following the applicable date under Section 2 hereof as of which the vesting requirements under Exhibit A hereto and Section 2 hereof shall have been satisfied with respect to any tranche, as applicable (or within 30 days following acceleration of vesting under Section 3 hereof, if applicable). The Restricted Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee. If the Participant is a U.S. taxpayer, Disney will withhold all U.S. federal and state taxes as required by law at the then-current rate for supplemental wage income as applicable. If the Participant is resident in a foreign country, the Participant shall be responsible for the payment of any applicable local country taxes, including, without limitation, income taxes, social security taxes, and fringe benefit taxes, and Disney will either withhold such taxes as required by local law, or, alternatively, Participant will be required to pay such taxes directly or, where permitted by local law with respect to fringe benefit taxes, to reimburse Disney or the affiliated entity by whom the Participant is employed for such taxes paid by Disney or such affiliated entity.
Section 6. Extended Vesting.
(a) In the event that Participant’s employment with Disney or an Affiliate thereof terminates for any reason other than death, Disability or “cause” (as further provided in the Plan) at a time when (i) the Participant has attained the age of sixty and has completed at least ten consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant of this Award (a “Sixty, Ten and One Termination”), then the remaining then unvested tranche(s) of this Award shall vest in accordance with the terms and provisions hereof in the same manner as if Participant’s employment had continued through the scheduled vesting date(s) of such tranche(s). For purposes of the foregoing, “Service Year” shall mean any 12-month period during which the Participant was continuously employed by Disney or an affiliate thereof. In determining the total number of consecutive Service Years that the Participant has been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.
(b) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) Participant is employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting of any Stock Units subject to this Award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 6 shall be interpreted and applied in all respects as if Participant had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant of this Award through the scheduled expiration date of such employment agreement and (ii) the date of termination of Participant’s employment for all purposes under this Section 6 shall be deemed to be the scheduled expiration date of such employment agreement.
(c) Notwithstanding any other term or provision hereof, if at the time of termination of employment (i) the Participant is a “Covered Executive” under the Disney Executive Severance Pay Plan (the “Disney Executive Severance Plan”), (ii) Disney determines that the Participant’s termination of employment is a “Qualifying Event”, as defined in the Disney Executive Severance Plan, (iii) the Participant’s termination is not a Sixty, Ten and One Termination and (iv) the Participant satisfies the conditions, including the release requirement, set forth in Section 4(e) of the Executive Severance Plan, then upon such termination of employment, a pro-rated portion of this Award, determined by multiplying the target number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of days in the applicable performance period elapsed through the date of termination of employment and the denominator of which is the total number of days in the performance period, shall remain outstanding and eligible to vest based on actual performance measured over the full performance period under the terms of this Award Agreement. Any portion of the Restricted Stock Units not eligible for pro-ration shall be forfeited as of the date of termination of employment.
Notwithstanding the foregoing terms of this Section 6(c), if the conditions set forth in Section 6(a) are satisfied with respect to this Award at the time of termination of employment (i.e., a Sixty, Ten and One Termination), then the provisions of Section 6(a) shall apply with respect to the unvested tranche(s) of this Award.
Section 7. Restrictions on Transfer. Neither this Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the Restricted Stock Units as provided herein.
Section 8. Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, this Award and any compensation, Shares or other amounts payable, provided or received in respect thereof, shall be subject to (i) the Walt Disney Company Clawback Policy, as in effect from time to time, (ii) the forfeiture provisions of the Plan and (iii) any other clawback, recoupment, forfeiture or similar policy adopted by Disney or required by applicable law, regulation or stock exchange listing standards. By accepting this Award, you acknowledge and agree that you are bound by, and subject to, the terms of such policies (as they may be in effect or amended from time to time) and that you will promptly take any action necessary to effectuate any required recovery, forfeiture or repayment.
Section 9. Non-Solicitation. In consideration of the grant of the Restricted Stock Units and in accordance with Section 12.1 of the Plan, during the Participant’s employment with Disney and, subject to the provisions of applicable law, during the one-year period following any termination of the Participant’s employment, the Participant shall not, directly or indirectly solicit for employment any employee of Disney or any of its Affiliates, whose duties and capabilities the Participant knows by reason of the Participant’s employment with Disney (other than the Participant’s personal assistant). In the event Disney determines that the Participant has breached such foregoing covenant, the Restricted Stock Units subject to this Award Agreement that are unvested as of the date of such breach shall immediately and automatically be forfeited for no consideration and the Participant’s rights with respect thereto shall cease.
Section 10. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.
Section 11. Award Subject to Plan. This Restricted Stock Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 12. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.
Section 13. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant's employment at any time or to change the terms and conditions of such employment.
Section 14. Effect of Employment Agreement. If the Participant is employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.
Section 15. Electronic Delivery and Participation. Disney may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Disney or a third party designated by Disney.
Section 16. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 17. Imposition of Other Requirements. Disney reserves the right to impose other requirements on the Restricted Stock Units, to the extent Disney determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 18. Data Privacy.
(a)Purposes of Processing. Disney (including its Affiliates, third party administrators, and other recipients) processes Data (as defined below) for purposes that include administering and managing the Participant’s participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law.
(b)Data Collection and Usage. Disney and its Affiliates process information about the Participant that includes the following for purposes of this Award Agreement: the Participant’s name, home address, telephone number, email address, date of birth, social security number (or similar national identifier), salary, nationality, job title, any shares or directorships held in Disney, details of all Awards granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”).
(c)Stock Plan Administration Service Providers. Disney transfers Data to Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates (“Merrill”), which is assisting Disney with the implementation, administration and management of the Plan. Disney may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with Merrill or such other provider(s), with such agreement being a condition to the ability to participate in the Plan.

(d)International Data Transfers. The Participant understands and acknowledges that any processing by Disney and/or Merrill under this Award Agreement may involve a transfer of Data from the Participant’s home jurisdiction to the U.S.
(e)Data Subject Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data Disney processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. For information regarding these rights or to exercise these rights, the Participant should refer to the US Privacy Notice.
(f)Contractual Requirement. Where necessary, the Participant’s provision of Data and its processing as described above is a contractual requirement for the Participant to participate in the Plan. The Participant’s participation in the Plan and acceptance of the Restricted Stock Unit Award is purely voluntary. The Participant can refuse to provide Data, as a result of which the Participant will not be able to participate in the Plan, but the Participant’s employment and salary will not be affected in any way.
Section 19. Governing Law. This Award Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of Delaware, U.S.A., without giving effect to the choice of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by these Restricted Stock units and this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of Los Angeles County, California, U.S.A., or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.
Section 20. Section 409A. The Restricted Stock Units are intended to comply with, or be exempt from, Section 409A of the Code and shall be interpreted and administered accordingly. For purposes of this Award, a termination of employment shall mean a “separation from service” within the meaning of Section 409A. To the extent that any payment under this Award is subject to Section 409A and the Participant is a “specified employee” within the meaning of Section 409A at the time of separation from service, such payment shall be delayed for six months to the extent required to avoid the imposition of any additional tax under Section 409A. Each payment under this Award shall be treated as a separate payment for purposes of Section 409A.

***********************

Note: Restricted Stock Units are granted and vested in the United States. The Participant is responsible for any applicable taxes whether the Participant is in the United States or any other country. At the time of vesting, Disney will withhold any minimum statutory local or U.S. taxes, as applicable.
5